EXHIBIT 10.8
                         Agreement with LAU Technologies
       dated September 13, 1999 relating to facial recognition technology

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                             MEMORANDUM OF AGREEMENT

THIS AGREEMENT, is made and entered into this 13th day of September 1999 by and between ECSI International, Inc. (hereinafter referred to as "ECSI") having its principal place of business at 790 Bloomfield Avenue, Bldg, C, Suite 1, Clifton, NJ 07012-0677 and LAU Technologies a.k.a. VIISAGE (hereinafter referred to as "LAU") having its principal place of business at 30 Porter Road, Littleton, MA 01460.

WHEREAS, ECSI desires to represent and sell LAU Technologies Facial Recognition software to various customers as agreed to between the parties from time to time, and

WHEREAS, LAU desires ECSI to sell, assist, and promote LAU's Facial Recognition software, and

WHEREAS, LAU desires a long term relationship with ECSI, and

WHEREAS, LAU has existing and planned relationships with companies selling or promoting its Facial Recognition software, and

WHEREAS, the parties and other companies may attempt to market and sell to the same general customers,

The parties agree as follows:

LAU will sell its Portal, Recon and Hunter Facial Recognition software to ECSI for inclusion in their products or systems on an OEM. LAU will quote providing consulting engineering and training services on an as requested basis. LAU will in its sole discretion bid its price and terms to ECSI for each custom opportunity which ECSI request of LAU.

ECSI will present to LAU the opportunities it is interested to market. LAU will monitor each opportunity to determine its inclusion in an exclusive or non-exclusive list of projects (Appendix A), which will be an integral part of this agreement. Appendix A will be updated for each new opportunity.

In order to assist LAU with its accounting, ECSI will identify each customer as Government or non-Government. LAU will turn Non-Government sales over to Viisage.

Within the year, ECSI & LAU will negotiate in good faith to enter into a long-term nonexclusive OEM agreement to replace this MOA.

ECSI understands that the LAU's Facial Recognition software is a technology in its earliest form, is sold "as is" and is not warranted except as may be expressly represented in each opportunity quoted by LAU to ECSI.

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The term of this agreement shall be one year from the date of its execution and automatically renewable from year-to-year unless terminated by mutual consent.

It is agreed that no license, expressed or implied, under any patents or inventions of LAU is granted to ECSl by this agreement, or by any other disclosure of information hereunder.

The parties shall be acting in all matters as independent contractors. Nothing in this agreement shall be deemed, held or construed as creating a partnership or joint enterprise for any purpose whatsoever.

This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By signing below ECSI and LAU have executed this agreement as of the date first above written.


/s/ Denis K. Berube                     /s/ Arthur Birch
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Denis K. Berube                         Arthur Birch
COO LAU Technologies                    COO ECSI International Inc.

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Appendix A - List of exclusive and non-exclusive projects

Exclusive projects

1. Access Control System for NSA at Ft. Meade
2. C. Mer (Old City in Jerusalem)
3. Pilot Embassy Security FRS (per proposal to Alex Hopkins)
4. H Shabat (Lithuania)
5. Gordon Engineering (New Ben Gurion Airport Program)

Non-exclusive projects

1. US Embassies Security (a 3% commission will be pad by LAU to ECSI if sold via other channels)
2. Israel
3. World Trade Center
4. South Korea
5. Colombia, South America
6. The Middle East
7. Russia (Hold)